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                                                                   EXHIBIT 10.22

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             CROSS-LICENSE AGREEMENT

         This Cross-Licence Agreement is made and entered into as of July 24, 1998 by and between CancerVax Inc. ("CancerVax") a California corporation, and the John Wayne Cancer Institute ("JWCI"), a California nonprofit corporation.

                                    RECITALS

A. Donald L. Morton, M.D. ("Dr. Morton"), has been working in the field of vaccines for cancer since 1960. Between 1960 and 1971, while at the National Cancer Institute ("NCT"), he developed and tested the first autologous cell cancer vaccines. From 1971 to 1991, while a faculty member at the University of California, Los Angeles ("UCLA"), he developed and commenced human clinical studies of an allogeneic cellular vaccine for cancer. While at UCLA he also discovered and developed over one hundred (100) human tumor cell lines for evaluation and research.

B. Three (3) of the cell lines discovered and developed by Dr. Morton at UCLA formed the basis for the current melanoma vaccine and are the subject of two (2) U.S. patent applications which were filed while Dr. Morton was at UCLA. The cell lines were released to Dr. Morton by UCLA for the purposes claimed in the patent applications and, in accordance with federal law, the patent applications were released by the National Institute of Health ("NIH"). The patent applications were filed prior to the formation of JWCI and have been prosecuted at the personal expense of Dr. Morton.

C. After moving to JWCI, Dr. Morton disclosed to the Board of Directors of JWCI (the "JWCI Board") his proprietary interest in allogeneic cellular vaccine technology developed at UCLA and his interest in continuing research in the field at JWCI. It was recognized that, even though JWCI was being allowed to use the cell lines and melanoma vaccine for research purposes, the commercialization of the melanoma vaccine technology could be subject to any patents issued on Dr. Morton's patent applications, which would also require the use of the cell lines.

D. JWCI and Saint John's Health Center have further developed the melanoma vaccine based on the cell lines and treated patients with it. As a result of such activities and scientific medical publications, JWCI and Saint John's Health Center have become the largest center in the United States for treating melanoma cancer and have received international recognition. Patients from thirty-two (32) countries and forty-eight (48) states have been treated for melanoma cancer at Saint John's Health Center using the melanoma vaccine.

E. Of the cell lines discovered and developed by Dr. Morton at UCLA, an additional twenty (20) cell lines were assigned to him by UCLA, which have not been fully developed or characterized and which are not the subject of any pending patent applications or issued patents filed by Dr. Morton or, to CancerVax's knowledge, UCLA.

F. Dr. Morton will be exclusively licensing, directly or indirectly, all of his interest in the melanoma vaccine (including patent application and related cell lines) and the twenty (20) other undeveloped cell lines to CancerVax, which has the right to sublicense them.

G. CancerVax's mission is to commercialize immunotherapies for cancer, including the melanoma vaccine and other allogeneic cellular vaccines for cancer. JWCI's mission, in part, is to continue the research and development of useful technologies for the treatment of cancer and, through collaboration with Saint John's Health Center, to apply such technologies to the treatment of patients and for the benefit of mankind.

H. In order to (i) maintain a mutuality of interest, (ii) create an environment that is most likely to result in further improvement and development of the melanoma vaccine and (iii) create a spirit of cooperation and development for other allogeneic vaccines, JWCI desires to receive a nonexclusive license from CancerVax to use the melanoma vaccine and the twenty (20) other cell lines for research purposes and to receive equity in, and certain milestone and royalty payments from, CancerVax, and CancerVax desires to receive from JWCI rights to use technology developed by JWCI related to the melanoma vaccine and certain amount of the melanoma vaccine produced at the present JWCI facility, upon the terms and conditions set forth herein.

I. Dr. Morton is a principal shareholder and director of CancerVax and the President of JWCI. Therefore, this Agreement has been reviewed and recommended by an independent special committee of the JWCI Board (with the advice of consultants and legal counsel) and approved by the independent members of the JWCI Board.

                                   AGREEMENT

1.       DEFINITIONS

          As used herein, the following terms shall have the meanings set forth below:

         1.1      "CancerVax License" shall have meaning set forth in Section 3.

         1.2      "Cell Banks" shall have the meaning set forth in Section 13.

         1.3 "Cell Lines" shall mean the human melanoma cell lines designated as M-10VACC, M-24VACC and M-101VACC, which are the subject matter, in part, of the Patent Rights, including their predecessors, progeny, modifications, derivatives or parts thereof.

         1.4      "Change Date" shall have the meaning set forth in Section 4.3.

         1.5      "Co-sponsor" shall have the meaning set forth in Section 2.

         1.6 "FDA" shall mean the U.S. Food and Drug Administration or any successor agency.

         1.7      "IND" shall have the meaning set forth in Section 2.

         1.8 "JWCI Affiliate" shall mean a nonprofit corporation in which JWCI owns and controls more than fifty percent (50%) of the equity entitled to elect directors.

         1.9      "JWCI License" shall have the meaning set forth in Section 2.

         1.10 "JWCI Technology" shall mean all inventions and discoveries, whether or not patentable, data, information, copyrights, patents and know-how that relate to any of the Cell Lines, Know-How or Patent Rights, including, but not limited to, their manufacture, testing ,administration, use, activity or characteristics, that JWCI or any JWCI Affiliate or Co-sponsor currently or hereafter develops, owns or controls. Appendix I attached hereto contains a list of the current types of JWCI Technology.

         1.11 "Know-How" shall mean all inventions and discoveries, whether or not patentable, data, information, and know-how that relate to the Cell Lines and the Melanoma Vaccine, including, but not limited to, their manufacture, testing, administration, use, activity or characteristics, that CancerVax currently owns or controls.

         1.12 "Melanoma Vaccine" shall mean the vaccine for the treatment of malignant melanoma comprised of the three Cell lines and covered by the Patent Rights.

         1.13 "Net Sales" shall mean the gross amount invoiced by CancerVax, its affiliates and its sublicensees for the Melanoma Vaccine, less

                  (a) trade discounts, credits, rebates, allowances and adjustments for rejections, recalls or returns;

                  (b)      retroactive price reductions;

                  (c) sales, excise, value-added and similar taxes or duties-imposed on the sale and shown on the invoice or otherwise capable of documentation;

                  (d) transportation, insurance and other handling expenses; and

                  (e) management fees described in and complying with 42 C.F.R. Section 1001.952(j) (or any successor) that are paid during the relevant time period to group purchasing organizations and that specifically relate to the Melanoma Vaccine.

         If amounts are invoiced in other than U.S. dollars, Net Sales shall be converted to U.S. dollars at the rates of exchange in effect on the last business day of the calendar quarter in which the invoice was issued (as reported in The Wall Street Journal, Western Edition), or in accordance with any other reasonable method mutually agreed upon. The sale or transfer of the Melanoma Vaccine between CancerVax and its affiliates or sublicensees, whether for internal use or for resale or other disposition, shall not be included in Net Sales. (Resale of the Melanoma Vaccine to a third party shall be included in Net Sales.) Also, sales for preclinical, clinical or regulatory purposes shall not be included in Net Sales.

         If the Melanoma Vaccine is sold in combination (a "Combination Product") with any active agent, device or other product ("Other Items"), Net Sales, for purposes of calculating royalties on a Combination Product shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A + B), where A is the gross selling price of the Melanoma Vaccine sold separately (i.e., without the Other Items) and B is the gross selling price of the Other Items sold separately. In the event the Melanoma Vaccine and Other Items are not sold separately. Net Sales shall be calculated by multiplying Net Sales of the Combination Product by the fraction C/(C + D), where C is the direct and indirect cost of making the components of the Melanoma Vaccine (not including the Other Items) and D is the direct and indirect cost of making the Other Items of the Combination Product, such cost being determined in accordance with generally accepted accounting principles.

         1.14     "Other Cell Line License" shall have the meaning set forth in
Section 14.

         1.15 "Other Cell Lines" shall mean cell lines described in Appendix 2 attached hereto that have been licensed to CancerVax by Dr. Morton, with the right to sublicense, which cell lines are not currently the subject of any pending patent applications or issued patents, filed by Dr. Morton or CancerVax.

         1.16 "Patent Rights" shall mean the rights of CancerVax in the U.S. patent applications set forth in Appendix 3 attached hereto, together with any divisionals, continuations, continuations-in-part and patents or reissued patents thereon.

         1.17 "Valid Patent Claims" shall mean a claim of an issued, unexpired patent that has not been (a) held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or (b) admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

2.       LICENSE TO JWCI

         Subject to the terms of this Agreement, CancerVax hereby grants to JWCI a fully paid-up, royalty-free, nonexclusive license under the Patent Rights and Know-How to make and use the Melanoma Vaccine for noncommercial (except for cost reimbursement described below) research and educational purposes related to the treatment of cancer, including the experimental treatment of candidate patients under an FDA-approved Investigational New Drug application ("IND") held by JWCI or held jointly by JWCI and any other nonprofit U.S. research or educational institution affiliated or cooperating with JWCI for purposes of this IND (a "Co-sponsor") conducted at JWCI, Saint John's Health Center or the Co-sponsor's facility or conducted at multiple centers under the supervision of JWCI, including the clinical studies conducted pursuant to NCI grant #PO 12582, and any compassionate use treatments approved by the FDA on an individual basis that are under the direction and control of JWCI, provided that the protocols for any treatment have been reviewed in advance with CancerVax and JWCI has given CancerVax an opportunity to comment upon such protocols and given due consideration to CancerVax's comments in finalizing the protocols (the "JWCI License"). JWCI shall not use the Patent Rights or Know-How for any other purpose.

         Use of the Patent Rights and Know-How under the JWCI License shall be in accordance with applicable law and, in the case of experimental treatment, only under an approved IND or FDA-approved compassionate use treatment and in accordance with institutional review board(s) approval for each clinical site and applicable regulations of the FDA and California State Food and Drug Bureau or equivalent agency. Melanoma Vaccine not approved for sale by the FDA shall be made available to qualifying patients at no cost and without reimbursement to JWCI from patients, except where the price to be charged has been approved by
(a) the FDA and (b) CancerVax (or its commercial partner), which approval shall not be unreasonably withheld. From the date on which CancerVax or its affiliate or sublicensee notifies JWCI that it has received FDA or State of California approval to sell the Melanoma Vaccine for a clinical indication, all doses of the Melanoma Vaccine administered to patients under the JWCI License for the indication shall be purchased from CancerVax or its affiliate or sublicensee at market price, regardless of any existing research inventory at JWCI; provided, however, that JWCI may continue to make and use its existing research inventory of Melanoma Vaccine for human clinical testing for indications for which FDA approval has not been received and may purchase from CancerVax at wholesale prices any Melanoma Vaccine that CancerVax has available for sale after FDA product approval and that is to be used by JWCI for research and educational purposes (i.e., non FDA-approved indications) in accordance with this Section 2.

         JWCI shall have the right to sublicense its rights in the JWCI License to a JWCI Affiliate, such sublicense not to continue after such JWCI Affiliate ceases being a JWCI Affiliate (including ceases to be a nonprofit corporation). The JWCI Affiliate shall have no further right to sublicense. JWCI shall promptly notify CancerVax of any sublicense to a JWCI Affiliate, including its name, address and scope of sublicense rights. JWCI shall have no right to assign or otherwise sublicense the JWCI License.

 3.       LICENSE TO CANCERVAX

         Subject to the terms of this Agreement, JWCI hereby grants to CancerVax an exclusive, worldwide license (with right to sublicense) to use the JWCI Technology for any purpose, including, but not limited to, the making, having made, using, offering for sale, selling and importing of the Melanoma Vaccine or any product based on or incorporating in whole or in part, any of the Cell Lines (the "CancerVax License"); provided, however, that JWCI retains the nonexclusive right to use the JWCI Technology for noncommercial educational and research purposes only as set forth above; provided, further, that CancerVax's license rights (with right to sublicense) with respect to the items listed in Item 5 of Appendix I shall be nonexclusive and that CancerVax's use of patient tissue and other samples may not materially deplete the supply of such tissue and other samples held in tissue/sample banks. CancerVax shall not sublicense any patents or patent applications covering inventions or discoveries hereafter arising and included in the JWCI Technology to any nonprofit research or educational institution for use in making an independent application for grant funding from the U.S. federal government, without the prior consent of JWCI.

         JWCI shall promptly disclose to CancerVax the JWCI Technology.

         CancerVax may, upon request, receive a reasonable amount of consultation from JWCI and its personnel to understand the JWCI Technology; however, any special consultation beyond developing a general understanding of the JWCI Technology shall be provided by JWCI on a reasonable fee basis, subject to the availability of JWCI personnel. Except as provided in this Agreement, CancerVax shall not use JWCI's facility or personnel to commercialize the Melanoma Vaccine, without the prior consent of JWCI, which consent shall be given by a disinterested officer or member of the JWCI Board.

4.       CONSIDERATION

         In partial consideration of the CancerVax License and other rights under this Agreement, CancerVax shall pay JWCI the following:

         4.1      UPFRONT AND PERIODIC PAYMENTS

         CancerVax shall pay JWCI One Hundred Twenty-Five Thousand Dollars ($125,000) within ten (10) days after the date that JWCI receives FDA approval to commence unconditional enrollment of patients in the NCI Phase III trial pursuant to NCI grant #PO 12582 and One Hundred Twenty-Five Thousand dollars ($125,000) on each of the seven (7) anniversaries of such approval for an aggregate of One Million Dollars ($1,000,000).

         4.2      MILESTONE PAYMENT AND STOCK

         Within ten (10) days after CancerVax receives an upfront payment in connection, with licensing its Patent Rights to the Melanoma Vaccine to a financially capable partner or the closing of an equity financing for CancerVax in a minimum amount of Five Million Dollars ($5,000,000), CancerVax shall pay JWCI Five Hundred Thousand Dollars ($500,000) and, upon execution of CancerVax's standard form of stock subscription agreement by JWCI, deliver to JWCI five hundred thousand (500,000) shares of Common Stock of CancerVax, which shares constitute five percent (5%) of the outstanding Common Stock of CancerVax at the time of this Agreement. Until CancerVax receives such upfront payment or closes such equity financing, CancerVax shall pay JWCI ten percent (10%) of any such smaller upfront payments or such smaller equity financings in excess of the first One Million Dollars ($1,000,000), which amounts shall be creditable against the Five Hundred Thousand Dollars ($500,000) due under this Section 4.2 and which in the aggregate shall not exceed Five Hundred Thousand Dollars ($500,000).

         4.3      ROYALTY INCOME

         Until CancerVax has paid JWCI an aggregate of Five Million Dollars ($5,000,000) under Sections 4.1 and 4.2 (not including stock) and this Section
4.3 (the "Change Date"), CancerVax shall pay JWCI fifty percent (50%) of any Net Royalties (as hereafter defined) it receives. For purposes of this Section 4.3, "Net Royalties" shall mean the amounts received by CancerVax that are a royalty on sales by its sublicensees of the Melanoma Vaccine covered by the Patent Rights, reduced by any related royalties CancerVax must pay to any third parties (other than Dr. Morton) and any out-of-pocket costs (e.g., reasonable attorneys' fees) incurred by CancerVax in connection with establishing the license agreements with such sublicensees.

         4.4      ROYALTY AFTER CHANGE DATE

         After the Change Date, CancerVax shall pay JWCI, within sixty (60) days after the end of each calendar quarter, a royalty in the amount of one percent (1%) of Net Sales occurring after the Change Date of the Melanoma Vaccine that is covered by a Valid Patent Claim of the Patent Rights or a patent included in the JWCI Technology.

5.       MANUFACTURING OF MELANOMA VACCINE

         JWCI grants to CancerVax the option to have the Melanoma Vaccine or particular Cell Lines manufactured in accordance with current Good Manufacturing Practices of the FDA ("cGMP") at the JWCI facility for use in humans, including commercial product for sale, subject to the production capacity of the JWCI facility, for a period ending on the later of (a) six (6) years after the date of this Agreement or (b) two (2) years after completion of the clinical trials to be performed pursuant to NCI grant #PO 12582. The transfer price for such manufacturing shall be negotiated in good faith by the parties, but the transfer price shall not exceed cost plus ten percent (10%), with "cost" being calculated in accordance with generally accepted accounting principles consistently applied, including product liability insurance, but not including overhead in excess of thirty-three percent (33%) or amortization of costs for equipment and facility improvements (e.g., fixtures) previously funded or included charges in previously identified.

         Upon request by CancerVax, JWCI shall allow CancerVax or its designee to be named in its manufacturing license, shall provide associated data and information to CancerVax or its designee in conjunction with CancerVax's exercise of this manufacturing option and shall allow CancerVax or its designee to inspect and audit the JWCI manufacturing operation and documentation upon reasonable request.

6.       CONTRIBUTION TO CLINICAL TRIAL FUNDING SHORTFALL

         The parties recognize that JWCI has received NCI grant #PO 12582 to perform a Phase III clinical study of the Melanoma Vaccine in Stage III melanoma patients and will apply for other grants to support clinical trials in Stage II(b) and Stage IV melanoma patients. JWCI shall promptly inform CancerVax if it appears at any time that there will be shortfall (giving a projected amount and category for each type of expense shortfall) in funding support for the NCI and/or other supported trials of JWCI with the Melanoma Vaccine. To the extent JWCI incurs a shortfall in connection with performing the NCI and/or other supported trials, CancerVax may, after giving consideration to the status of the trials and their relationship to CancerVax's commercial mission, elect to fund all or a portion of such shortfall in order to allow completion of the trials or & portion thereof.

7.       PATENT PROSECUTION AND MAINTENANCE

         CancerVax shall have no obligation to JWCI to prosecute, maintain or defend any of the Patent Rights.

         In the event there are any patentable inventions included in the JWCI Technology, the parties shall discuss and agree upon the process for filing, prosecuting maintaining and defending patents thereon, including the selection of the attorneys to handle such matters. In the event CancerVax does not agree to fund the entire cost of such filing, prosecution, maintenance and defense for any patents thereon, JWCI will not be obligated to file, prosecute, maintain or defend, as the case may be, such patents.

8.       DISCLOSURE

         8.1      CONFIDENTIALITY

         Throughout the term of this Agreement and for a period of five (5) years following termination hereof, each party shall maintain as confidential and not disclose (except as required to use its license rights hereunder) any confidential information or proprietary information received from the other party. The foregoing obligations shall not apply to any information which:

                  (a) is now in the public domain or becomes generally available to the public through no fault of the receiving party; or

                  (b) is known to, or in the legal possession of, the receiving party from sources unrelated to the disclosing party as can be demonstrated by documentary evidence; or

                  (c) is disclosed to the receiving party on a nonconfidential basis by a third party having the right to make such a disclosure.

         8.2     PUBLICATION

         JWCI shall have the right to publish or present information related to the JWCI Technology and Other Cell Lines, provided such publication or presentation does not disclose confidential or proprietary information of CancerVax or its licensees and such publication or representation (and any revisions thereto) is submitted to CancerVax at least one (1) month prior to submission of such proposed publication or presentation. Upon notice by CancerVax and Dr. Morton that a patent application should be filed prior to the publication or presentation or that CancerVax wishes to comment or suggest changes to the publication or presentation, submission of the publication or presentation may be delayed, but no longer than one (1) month after the proposed submission or presentation date. Authorship of any publications relating to joint research work by the parties shall be determined by mutual agreement. Except as set forth in this Section 8.2 and in connection with any government requirements pursuant to any NIH grants or the FDA, JWCI shall not publish or disclose to third parties the JWCI Technology or information related to the Other Cell Lines.

9.       DISCLAIMER

         EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY WITH RESPECT TO THE PATENT RIGHTS, KNOW-HOW, CELL LINES, MELANOMA VACCINE OR JWCI TECHNOLOGY OR THEIR USE, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT.

10.      INDEMNIFICATION

         JWCI shall indemnify and hold harmless CancerVax and its officers, directors, employees and agents from and against all claims, demands, liabilities, damages and expenses (including reasonable attorneys's fees) arising from or related to the exercise of the JWCI license.

         CancerVax shall indemnify and hold harmless JWCI and its officers, directors, employees and agents from and against all claims, demands, liabilities, damages and expenses (including reasonable attorneys' fees) arising from or related to the exercise of the CancerVax License.

11.     INSURANCE

         JWCI shall maintain adequate liability insurance, consistent with industry practice, in connection with the exercise of the JWCI License. Upon request, JWCI shall provide CancerVax with reasonable evidence of such insurance.

         CancerVax shall maintain adequate liability insurance, consistent with industry practice, in connection with the exercise of the CancerVax License. Upon request, CancerVax shall provide JWCI with reasonable evidence of such insurance.

12.      TERM AND TERMINATION

         Unless terminated earlier, the term of this Agreement shall be for a term expiring upon the later of (a) the last to expire of any patents included in the Patent Right and JWCI Technology and (b) ten (10) years from the date hereof. Upon expiration (but not early termination) of this Agreement, licenses granted pursuant to Sections 2, 3 and 14 shall become fully paid up, nonexclusive and perpetual.

         If CancerVax has not raised Five Million Dollars ($5,000,000) in equity or has not licensed its Patent Rights to a financially capable partner by June 30, 2000, JWCI may terminate this Agreement by giving thereafter six (6) months' prior written notice of intent to terminate, in which event this Agreement shall terminate if CancerVax has not raised such amount in equity or licensed such a partner by the end of such six (6) month period.

         If either party commits a material breach of this Agreement, the other party shall have the right to terminate the license rights it has granted hereunder ninety (90) days after giving written notice of the breach unless the breach has been cured within such ninety (90) day period. The failure or delay of either party in exercising its rights to licenses granted under this Agreement shall not constitute a breach of this Agreement or entitle the party granting the license to recover damages from the other party. Upon termination of this Agreement for any reason, each party shall promptly return to the other party all forms of confidential information or material received from the other party that pertains to the license rights, retaining only one copy of written or electronic confidential information for archival purposes.

         Upon termination for breach by CancerVax, any sublicensee under the CancerVax License who is not then in material breach shall have its sublicense converted to a direct license from JWCI under the terms and conditions of this Agreement, as further limited and restricted by the terms of the original sublicense.

         Upon at least thirty (30) days' prior written notice, CancerVax may terminate the CancerVax License, in which event the parties' rights and obligations under Sections 4 (except Section 4.1), 5 and 6 shall terminate.

         Any accrued obligations and the provisions of Sections 4.1 (in the event of any voluntary termination by CancerVax pursuant to the preceding paragraph), 8, 9, 10 and 12 (second sentence of first paragraph) shall survive the expiration or termination of this Agreement.

13.      CELL BANKS FOR CELL LINES

         Master cell banks and manufacturer's working cell banks (together, the "Cell Banks") have been established for each, of the three (3) Cell Lines on-site and off-site of JWCI's facility. The parties acknowledge that these Cell Banks have been created, maintained and owned by JWCI. Upon the request of CancerVax given no later than three (3) years after the date of this Agreement, JWCI shall deliver to CancerVax or Its designee eighty-five percent (85%) of each Cell Line in the master Cell Banks and fifty percent(50%) of each Cell line in the manufacturer's Cell Banks. Until the earlier of three (3) years after the date of this Agreement or the delivery to CancerVax or its designee of Cell Lines from the Cell Banks pursuant to the preceding sentence, the Cell Banks shall be maintained by JWCI in current quantities, reduced by amounts consumed through reasonable usage which has been documented. In the event either party needs a sample of Cell Lines, the other party shall reasonably cooperate in providing such sample with any cost paid by the requesting party.

14.      OTHER CELL LINES

         Subject to the terms of this Agreement, CancerVax hereby grants JWCI a fully paid-up, royalty-free, nonexclusive license in the United States to use the Other Cell Lines for noncomercial research and educational purposes, provided that such use is in accordance with applicable law and, in the case of experimental treatment, conducted under approved INDs held by JWCI or held jointly by JWCI and its

Co-sponsor at JWCI, Saint John's Health Center or the Co-sponsor's facility or at other centers under the supervision of JWCI and in accordance with institutional review board(s) approval for each clinical site and applicable regulations of the FDA and California State Food and Drug Bureau or equivalent agency, provided, further, that the protocols for any treatment have been reviewed in advance with CancerVax and JWCI has given CancerVax an opportunity to comment upon such protocols and given due consideration to CancerVax's comments in finalizing the protocols (the "Other Cell Line License"). JWCI shall not use the Other Cell Lines for any other purpose.

         JWCI shall have the right to sublicense its rights in the Other Cell Line License to a JWCI Affiliate, such sublicense not to continue after such JWCI Affiliate ceases being a JWCI Affiliate (including ceases to be a nonprofit corporation). The JWCI Affiliate shall have no further right to sublicense. JWCI shall promptly notify CancerVax of any sublicense to a JWCI Affiliate, including its name, address and scope of sublicense rights. JWCI shall have no right to assign or otherwise sublicense the Other Cell Line License.

         Use of the Other Cell Lines and Other Cell Line License shall be subject to the same terms and conditions as set forth in the second paragraph of
Section 2 with respect to the Melanoma Vaccine and JWCI License.

         JWCI shall promptly disclose to CancerVax any inventions, discoveries, know-how and materials related to the Other Cell Lines made by JWCI, including information and records from any clinical use, JWCI hereby grants to CancerVax a nonexclusive, worldwide license (with right to sublicense) to use such items (except patents issuing thereon) for any purpose, including, but not limited to, the making having made, using, offering for sale, selling and importing of any product based on or incorporating, in whole or in part, such items (except patents issuing thereon) and hereby grants CancerVax an exclusive option to take an exclusive, worldwide license (with fight to sublicense) to any patents issuing thereon. Such exclusive license shall be negotiated in good faith by the parties and shall not require any payments by CancerVax to JWCI greater than a two percent (2%) royalty on Net Sales of any products covered by any Valid Patent Claims in such patents and the reimbursement of all of JWCI's patenting expenses. It is recognized that the right to use the Other Cell Lines for commercial purposes has not been licensed to JWCI and that any commercial use of the Other Cell Lines by CancerVax will require a payment of a royalty to UCLA under certain conditions.

         The cell banks of Other Cell Lines are currently stored at JWCI. Within three (3) years after the date of this Agreement, CancerVax shall move such cell banks out of JWCI.

15.      REPRESENTATIONS AND WARRANTIES

         15.1     BOTH PARTIES

         Each party hereby represents and warrants to the other party that as of the date hereof:

                  (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

                  (b) It (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (c) All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained in connection with its execution, delivery and performance of this Agreement have been obtained.

                  (d) Notwithstanding anything to the contrary in this Agreement, its execution, delivery and performance of this Agreement (i) will not conflict with or violate any requirement of applicable laws or regulations and (ii) will not conflict with, violate or breach or constitute a default or require any consent under any of its contractual obligations.

         15.2     CANCERVAX

         CancerVax hereby represents and warrants to JWCI that it will have full license rights to the Patent Rights, Cell Lines (for use with the Patent Rights) and Other Cell lines and that it owns or controls the Know-How.

          15.3    JWCI

         JWCI represents and warrants to CancerVax that it owns or controls the JWCI Technology and, to the best of its knowledge, no other party has or will have an interest in the JWCI Technology or technology developed at JWCI related to any of the Other Cell Lines.

16.      GOVERNMENT RIGHTS

         CancerVax acknowledges that any patentable inventions, cell lines and other biological material included in the JWCI Technology or technology that may be licensed pursuant to Section 14 may be subject to the rights and limitations of 35 U.S.C. Section 200 et seq. and applicable governmental regulations.

17.      MISCELLANEOUS

         17.1     TRANSFER OF CELL LINES AND OTHER CELL LINES

         JWCI shall not transfer the Cell Lines or Other Cell Lines to any other person or entity without the prior written, approval of CancerVax and without such person or entity entering into an agreement with CancerVax.

          17.2    ASSIGNMENT OF RIGHTS

         CancerVax shall have the right to sublicense the CancerVax License and may assign or otherwise transfer its rights or obligations under the CancerVax License or this Agreement in connection with a merger, consolidation or reorganization of CancerVax or to an affiliate or purchaser of all or substantially all of its assets that relate to the subject matter of this Agreement JWCI does not have the right to assign or otherwise transfer its rights or obligations under the JWCI License, the Other Cell Line License or this Agreement, except JWCI may sublicense its rights to a JWCI Affiliate under the JWCI License and Other Cell Line License as provided in Sections 2 and 14.

          17.3    USE OF NAMES, COPYRIGHTS AND TRADEMARKS

         No party is permitted to use any name, trade name, copyright, trademark or other designation of the other party in advertising, publicity or other promotional activity without the prior written consent of the other party unless required by law.

          17.4    FORCE MAJEURE

         Neither party shall be held liable or responsible to the other party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

         17.5     SEVERABILITY

         Each party intends not to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

          17.6    REVIEW OF AGREEMENT

         This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted, in whole or in part, by or for one of the parties.

          17.7    NOTICES

         Any consent or notice required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first-class U.S. mail or courier), first-class U.S. mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

         If to CancerVax                  CancerVax, Inc.
                                          JAMES LISBAKKEN
                                          PERKINS COIE
                                          1201 THIRD AVE, SEATTLE, WA 98101-3099
                                          Attention: COUNSEL
                                          Fax: 206 583 8500

         If to JWCI:                     John Wayne Cancer Institute
                                         2200 Santa Monica Blvd.
                                         Santa Monica, CA
                                                            90404
                                         ATTENTION: James W. Hardin, Executive
                                          Vice President
                                         Fax: (310) 582-7028

         17.8     APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of California, except as set forth, in the immediately following sentence, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The status of information claimed as a trade secret shall be governed by the law of the jurisdiction in which the party claiming the information as a trade secret has its principal place of business.

         17.9     ENTIRE AGREEMENT

         This Agreement contains the entire understanding of the parties with respect to-Cell Lines, Other Cell Lines, Melanoma Vaccine, Patent Rights, Know-How and JWCI Technology and supersedes and cancels all prior understandings, agreements, obligations and claims with respect thereto. The parties hereby waive and release any claims they may have against each other (including their officers, directors, employees and agents) with respect to past use or storage of the Cell Lines, Other Cell Lines and Melanoma Vaccine. All express or implied agreements and understandings, either oral of written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         17.10    HEADINGS

         The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the Sections hereof.

         17.11    INDEPENDENT CONTRACTORS

         It is expressly understood and agreed that CancerVax and JWCI are and shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither CancerVax nor JWCI shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the party to do so.

         17.12    U.S. EXPORT LAWS AND REGULATIONS

         Each party represents and warrants to the other that it does not intend to, nor will it, export from the United States or reexport from any foreign country, or permit third party to export or reexport, technology or technical information of the other party to a country where such export or reexport would be in violation of U.S. Export Administration Regulations.

         17.13    WAIVER

         The waiver by either party hereto of any right hereunder or of a failure to perform or breach by the other party shall not be deemed a waiver of any other right hereunder or of any other failure or breach whether of similar nature or otherwise.

         17.14    COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          CancerVax, Iac.

                                          By: [ILLEGIBLE]
                                              ----------------------------------

                                          Its: President

                                          John Wayne Cancer Institute

                                          By: /s/ James W. Hardin
                                              ----------------------------------
                                              James W. Hardin, Ph.D.

                                          Its: Executive Vice President
                                              ---------------------------------
                                               Chief Operating Officer

                                   APPENDIX 1
                                 JWCI TECHNOLOGY

JWCI Technology includes. but is not limited to:

1. Methods, procedures and documentation. for the manufacture of the Cell Lines and Melanoma Vaccine under cGMP.

2.       Master cell banks and manufacture's working cell banks of all Cell
         Lines.

3. All data, documentation and other know-how developed by JWCI in any clinical trial using the Melanoma Vaccine or any Cell Line, including the trials conducted under NCI grant #PO 12582.

4. Patent and patent applications, including divisionals, continuations, continuations-in-part, reissues, extensions and their foreign counterparts, of JWCI which pertain to or are improvements to the composition or use of the Melanoma Vaccine or to any of the Cell Lines, Patent Rights or Know-How, including U.S. patent application no. 08/427,034 and PCT/US 96/05731.

5. Patient records, tissue and other samples at JWCI, Saint John's Health center and those institutions participating in any clinical study of the Melanoma Vaccine, including NCI grant #PO 12582.

                                   APPENDIX 2
                                OTHER CELL LINES

--------------------------------------------------------------------
    TISSUE ORIGIN                              CELL LINE DESIGNATION*
--------------------------------------------------------------------
1.      Melanoma                                      [***]
--------------------------------------------------------------------
2.      Melanoma                                      [***]
--------------------------------------------------------------------
3.      Melanoma                                      [***]
--------------------------------------------------------------------
4.      Melanoma                                      [***]
--------------------------------------------------------------------
5.      Melanoma                                      [***]
--------------------------------------------------------------------
6.      Melanoma                                      [***]
--------------------------------------------------------------------
7.      Melanoma                                      [***]
--------------------------------------------------------------------
8.      Melanoma                                      [***]
--------------------------------------------------------------------
9.      Melanoma                                      [***]
--------------------------------------------------------------------
10.     Melanoma                                      [***]
--------------------------------------------------------------------
11.     Lung Cancer                                   [***]
--------------------------------------------------------------------
12.     Lung Cancer                                   [***]
--------------------------------------------------------------------
13.     Lung Cancer                                   [***]
--------------------------------------------------------------------
14.     Lung Cancer                                   [***]
--------------------------------------------------------------------
15      Colon Cancer                                  [***]
--------------------------------------------------------------------
16.     Sarcoma                                       [***]
--------------------------------------------------------------------
17.     Sarcoma                                       [***]
--------------------------------------------------------------------
18.     Breast Cancer                                 [***]
--------------------------------------------------------------------
19.     Renal Cancer                                  [***]
--------------------------------------------------------------------
20.     Sweat Gland                                   [***]
--------------------------------------------------------------------

* All designations are preceded by [***].

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   APPENDIX 3
                                  PATENT RIGHTS

1.       Polyvalent Melanoma Vaccine, U.S. patent application No. 07/961,786

2. Urinary Tumor Associated Antigen-Composition and Methods, U.S. patent application No. 08/462,570

3. A 35kD Tumor Associated Protein Antigen; Uses and Methods of Detection, U.S. patent application No. 08/483,128